                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*
     Walker                          Clemons                  F.
________________________________________________________________________________
   (Last)                            (First)              (Middle)
     8 Hummingbird Land
________________________________________________________________________________
                                    (Street)
     Henderson                       NV                     89104
________________________________________________________________________________
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     Republic Resources, Inc.          RPRS
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
     July 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------
$0.10 Par Value
Common Stock           07/11/01        I*              5,000       A     N/A*       28,235         D
====================================================================================================================

    If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

FORM 4 (continued)
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
                                                                                                               10.
                                                                                                     9.        Owner-
                                                                                                     Number    ship
                                                                                                     of        Form
               2.                                                                                    Deriv-    of
               Conver-                    5.                              7.                         ative     Deriv-   11.
               sion                       Number of                       Title and Amount           Secur-    ative    Nature
               or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
               Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-------------------------------------------------------------------------------------------------------------------------------
Option to
Purchase                                                          common
Common Stock  $0.50    07/11/01    A        --  5,000   05/02/01  12/31/03  stock    5,000      *      0         D
-------------------------------------------------------------------------------------------------------------------------------

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===============================================================================================================================
Explanation of Responses:

TABLE I:  *Represents issuance of $0.10 par value common stock to the Board of
           Directors in lieu of cash for services rendered from 8/14/99 through
           12/31/00.

TABLE II:  *Issued for services as director of Issuer.

Clemons F. Walker
By:  /s/ Patrick J. Duncan, Attorney-in-Fact
         for Clemons F. Walker                                 August 10, 2001
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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